GRAINGER REPORTS EARNINGS PER SHARE OF $1.43

FOR THE 2008 FIRST QUARTER

Highlights

•	Sales up 7 percent
•	Net earnings up 12 percent
•	EPS up 22 percent
•	Repurchased 3.0 million shares
•	Generated pretax ROIC of 29.4 percent*

Visit www.grainger.com/investor to access a Podcast describing Grainger’s performance in more detail.

CHICAGO, April 14, 2008 – Grainger (NYSE: GWW) today reported record quarterly sales, earnings and earnings per share for the quarter ended March 31, 2008. Sales of $1.7 billion were up 7 percent versus first quarter 2007. Net earnings for the quarter increased 12 percent to $114 million versus $102 million in 2007. Earnings per share grew 22 percent to $1.43, versus $1.17 for the 2007 first quarter.

“We are off to a strong start,” said Chairman and Chief Executive Officer, Richard L. Keyser. “We are encouraged by the market share gains achieved in a slowing economy. And because of our aggressive stock repurchase efforts in the first quarter, we are raising our forecasted earnings per share range to $5.80 to $6.10. This compares to our previously announced range of $5.65 to $6.00.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 4 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2008 first quarter results

Daily sales increased 8 percent in January, 7 percent in February and 7 percent in March. For the quarter, sales were positively affected by foreign exchange, which contributed approximately 1 percentage point. Sales were negatively affected by approximately 1 percentage point due to the timing of Easter. While the company is open for business in the United States on Good Friday, sales volume is typically lighter than normal. The Easter holiday fell in April of the prior year.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 6 percent in the 2008 first quarter. Daily sales in this segment grew by 6 percent in January, 6 percent in February and 5 percent in March. A decline in the sales of seasonal products resulted in about a 1 percentage point reduction in the sales growth rate. Consistent with total company results, sales for the quarter were negatively affected by approximately 1 percentage point due to the timing of the Easter holiday. Market expansion and product line expansion added 3 percentage points to overall growth in the quarter, with most of the contribution coming from product line expansion.

During the quarter, the company opened five new full service branches and closed one in the United States, and opened one will-call express branch in China, bringing the total number of branches in the segment to 462:

	First Quarter 2008 Branch Summary
	12/31/07	Opened	Closed	3/31/08
United States
Branch	412	5	1	416
Will Call Express	24			24
Mexico	15			15
China
Branch	1			1
Will Call Express	5	1		6
Total	457	6	1	462

W.W. Grainger, Inc. – 2008 first quarter results

Sales in the United States increased 6 percent, with growth coming from all customer end markets, except retail, which experienced a low single digit decline. The strongest growth came from sales to government customers.

Sales growth in the top 25 metro markets outpaced the rest of the United States. Results for market expansion by phase were:

Phase	Markets	1Q’08 Daily Sales Increase	3/31/08 Percent Complete
1	Atlanta, Denver, Seattle	11%	100%
2	Four markets in Southern California	6%	100%
3	Houston, St. Louis, Tampa	11%	100%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	6%	100%
5	Dallas, Detroit, Greater New York, Phoenix	7%	85%
6	Chicago, Minneapolis, Pittsburgh and San Francisco	5%	80%

The company is on track to essentially complete phases 5 and 6 by mid-year and expects to see continued incremental sales growth from the program for another five years.

The U.S. branch-based business added approximately 44,000 new products in the February 2008 catalog; these included fleet maintenance, power transmission and selected additions to existing product lines. The new catalog includes a total of 183,000 products. The company expects to add more products throughout the year.

Sales in Mexico were up 17 percent in the quarter versus the same period in 2007, negatively affected by 6 percentage points, due to the timing of the Easter holiday. In local currency, sales increased 15 percent. While sales benefited from the branches previously opened as part of the ongoing market expansion program, no new branches were opened in the first quarter. The business expects to add up to five branches in the second quarter.

W.W. Grainger, Inc. – 2008 first quarter results

In China, the company opened one new will-call express location in the quarter. Sales for this business were $1.4 million for the quarter.

Operating earnings for the quarter were up 10 percent in the Grainger Branch-based segment. Partially affecting this improvement were ongoing operating losses in China and more recent operating losses in Mexico due to market expansion. The operating earnings increase was the result of positive operating expense leverage from the 6 percent sales growth and a 0.1 percentage point increase in gross profit margins. This operating expense leverage was primarily attributable to payroll and other operating expenses, which grew at a slower rate than sales.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 25 percent versus the 2007 first quarter. This includes a 2 percentage point negative impact, due to the timing of Easter. In local currency, sales were up 7 percent. On a daily basis, sales in local currency were up 5 percent in January, 6 percent in February and 10 percent in March. Strong sales to mining, oil and government customers were partially offset by weakness in the forestry sector. During the quarter, Acklands opened one branch, ending the quarter at 154 branches.

Operating earnings increased 30 percent for the 2008 first quarter, primarily the result of the strong sales and improved gross profit margins.

Lab Safety Supply (LSS)

Sales for the first quarter of 2008 were up 3 percent versus the 2007 first quarter. Daily sales were up 5 percent in January, 3 percent in February and 3 percent in March. Sales from the May 2007 McFeeley’s acquisition contributed 3 percentage points to the sales growth for the quarter; excluding the acquisition, the rest of the business was essentially flat.

W.W. Grainger, Inc. – 2008 first quarter results

Operating earnings increased 1 percent for the 2008 first quarter. Operating expenses grew faster than sales primarily due to a higher employment benefit expense related to increased medical claims.

Other

The gain on the sales of fixed assets, which included the sale of real estate related to the market expansion program, totaled $1.3 million in both the first quarter of 2007 and 2008.

The effective income tax rate was 38.7 and 38.6 percent in the 2008 and 2007 first quarters, respectively. Excluding the effect of equity in net income of unconsolidated entities, the effective tax rate for the 2008 quarter was 38.9 percent versus 38.5 percent in the 2007 quarter.

Cash flow

Operating cash flow was $13 million for the 2008 first quarter. The company used cash from operations along with short term debt to fund growth initiatives and return cash to shareholders. Capital expenditures were $36 million in the first quarter the same as the first quarter of 2007. In the quarter, Grainger repurchased 2.6 million shares of stock for a total of $196 million. In addition, the company completed the accelerated share repurchase program on January 4, 2008 and received an additional 0.4 million shares at that time. Approximately 1.7 million shares remain under the current repurchase authorization. Dividends paid in the first quarter were $28 million.

As reported in the company's February 8 press release, the company's compliance with a contract with the United States General Services Administration has been questioned by the Department of Justice and allegations relating to pricing and Trade Agreement Act compliance have been asserted in a civil "qui tam" action.

W.W. Grainger, Inc. – 2008 first quarter results

In March 2008, Grainger began the process of meeting with the Department of Justice to discuss the alleged contract and Trade Agreement non-compliance claims. The timing and outcome of this matter are uncertain and could include a settlement or civil litigation and while this matter is not expected to have a material adverse effect on Grainger's financial position, an unfavorable resolution could result in material payments by Grainger. In 2007, the GSA contract represented less than 2% of Grainger's total company sales. Grainger continues to believe that it has complied with the GSA contract in all material respects.

W.W. Grainger, Inc. with 2007 sales of $6.4 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a Podcast regarding first quarter 2008 results.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities law. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives are not historical facts. They are generally identified by qualifiers such as “earnings per share range,” “on track to complete,” “expects,” “plan,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis Vice President, Internal & External Communications 847/535-4356	Laura Brown Vice President, Investor Relations 847/535-0409

Robb Kristopher Director, Media Relations 847/535-0879	Bill Chapman Director, Investor Relations 847/535-0881

W.W. Grainger, Inc. – 2008 first quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended March 31,
	($ in thousands except for per share data)
	2008	2007
Net sales	$ 1,661,046	$ 1,546,658
Cost of merchandise sold	981,112	914,570
Gross profit	679,934	632,088

Warehousing, marketing and administrative expenses	494,111	469,503
Operating earnings	185,823	162,585

Other income and (expense)
Interest income	804	4,022
Interest expense	(1,433)	(577)
Equity in net income (loss) of unconsolidated entities	737	(342)
Unclassified-net	569	33
Total other income and (expense)	677	3,136

Earnings before income taxes	186,500	165,721

Income taxes	72,262	63,934

Net earnings	$ 114,238	$ 101,787

Earnings per share -Basic	$ 1.47	$ 1.21
-Diluted	$ 1.43	$ 1.17

Average number of shares outstanding -Basic	77,933,996	83,979,114
-Diluted	80,131,555	86,758,949

Segment results:
	2008	2007
Sales
Grainger branch-based	$ 1,372,501	$ 1,296,382
Acklands-Grainger	177,303	142,050
Lab Safety Supply	112,835	109,100
Intersegment sales	(1,593)	(874)
Net sales to external customers	$ 1,661,046	$ 1,546,658

Operating earnings
Grainger branch-based	$ 175,853	$ 160,242
Acklands-Grainger	11,675	8,948
Lab Safety Supply	14,804	14,610
Unallocated expense	(16,509)	(21,215)
Operating earnings	$ 185,823	$ 162,585

Operating margins	11.2%	10.5%
ROIC* for Grainger branch-based	36.0%	36.4%
ROIC* for Acklands-Grainger	12.5%	11.4%
ROIC* for Lab Safety Supply	32.3%	32.0%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2008 first quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At March 31,
	($ in thousands)
	2008	2007
Assets
Cash and Cash Equivalents (1)	$ 117,429	$ 325,472
Accounts Receivable – net (2)	644,933	611,126
Inventories (3)	966,326	815,891
Other Current Assets	125,833	116,742
Total Current Assets	1,854,521	1,869,231
Property, Buildings and Equipment – net (4)	885,563	802,373
Investments in Unconsolidated Entities	16,547	8,228
All Other Assets	399,202	393,224
Total Assets	$ 3,155,833	$ 3,073,056

Liabilities And Shareholders’ Equity
Short-Term Debt (5)	$ 329,517	$ -
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable	339,544	378,432
Other Current Liabilities	319,858	291,516
Total Current Liabilities	993,509	674,538
Long-Term Debt	4,895	4,895
All Other Liabilities	167,202	180,168
Shareholders’ Equity (6)	1,990,227	2,213,455
Total Liabilities and Shareholders’ Equity	$ 3,155,833	$ 3,073,056

(1)	Cash and cash equivalents decreased by $208 million, or 64%, primarily due to share repurchases and dividend payments in addition to the timing of annual cash payments for profit sharing and bonuses.

(2)	Accounts receivable-net increased by $34 million, or 6%, primarily due to higher sales.

(3)	Inventories increased by $150 million, or 18%, primarily due to the product line expansion and market expansion initiatives, and to improve customer service through better product availability.

(4)	Depreciation and amortization of property, buildings, and equipment amounted to $25 million for the 2008 first quarter and $24 million for the 2007 first quarter.

(5)	Short-term debt increased $330 million primarily to fund share repurchases and first quarter cash requirements.

(6)	Common stock outstanding as of March 31, 2008 was 76,507,214 shares as compared with 83,560,089 shares at March 31, 2007. The Company repurchased 3.0 million shares during the 2008 first quarter.

W.W. Grainger, Inc. – 2008 first quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Three Months Ended March 31,
	($ in thousands)
	2008	2007
Cash Flows from Operating Activities:
Net Earnings	$ 114,238	$ 101,787
Depreciation and Amortization	31,556	29,923
(Income) Loss in Unconsolidated Entities	(737)	342
(Increase) Decrease in Accounts Receivable – net	(44,231)	(44,032)
(Increase) Decrease in Inventories	(23,619)	12,342
(Increase) Decrease in Prepaid Expenses	(5,355)	(7,733)
Increase (Decrease) in Trade Accounts Payable	41,468	44,004
Increase (Decrease) in Other Current Liabilities	(162,485)	(111,123)
Other – net	62,351	56,903

Net Cash Provided by Operating Activities	13,186	82,413

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(31,099)	(32,246)
Additions for Capitalized Software	(2,275)	(727)
Other – net	20,049	12,389

Net Cash Used in Investing Activities	(13,325)	(20,584)

Cash Flows from Financing Activities:
Increase (Decrease) in Short-Term Debt	227,780	-
Cash Dividends Paid	(28,064)	(24,519)
Purchase of Treasury Stock	(196,437)	(98,698)
Other – net	4,466	38,061

Net Cash Provided by (Used in) Financing Activities	7,745	(85,156)

Exchange Rate Effect on Cash and Cash Equivalents	(3,614)	328

Net Increase (Decrease) in Cash and Cash Equivalents from beginning of year	$ 3,992	$ (22,999)

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